EXHIBIT 99.1

Compass Therapeutics Reports 2026 First Quarter Financial Results and Provides Corporate Update

  As recently announced, tovecimig (DLL4 x VEGF-A bispecific antibody) in combination with paclitaxel demonstrated a highly statistically significant improvement in progression-free survival (PFS) versus paclitaxel alone as well as clear signals of a survival benefit in a Phase 2/3 study of patients with biliary tract cancer (BTC); tovecimig previously met the primary endpoint of overall response rate (ORR).
  Tovecimig received Orphan Drug Designation in April and the Company intends to meet with the FDA in advance of its planned BLA submission later this year.
  The Phase 1 dose-escalation study of CTX-8371 (PD-1 x PD-L1 bispecific antibody) has been selected for a poster presentation at the American Society of Clinical Oncology (ASCO) 2026 Annual Meeting, highlighting three deep responses (TNBC, NSCLC, HL) in patients treated in the post-checkpoint inhibitor setting; cohort expansions in these indications have been initiated.
  The Phase 1 study for CTX-10726 (PD-1 x VEGF-A bispecific antibody) has also been initiated in the post-checkpoint inhibitor setting, with initial data expected [Q4 2026].
  $195 million in cash and marketable securities at Q1 2026, which is expected to fund operations into 2028.

BOSTON, May 05, 2026 (GLOBE NEWSWIRE) -- Compass Therapeutics, Inc. (Nasdaq: CMPX), a clinical-stage, oncology-focused biopharmaceutical company developing proprietary antibody-based therapeutics to treat multiple human diseases, today reported first quarter 2026 financial results and provided a business update.

“We recently announced positive data from our Phase 2/3 study of tovecimig and look forward to meeting with the FDA before filing a BLA later this year. Most patients with BTC have no approved therapeutic option in the second line setting. Tovecimig, with its strong response rate, striking progression benefit and impact on overall survival would be a compelling treatment alternative for these patients,” said Thomas Schuetz, MD, PhD, Chief Executive Officer and Vice Chairman of the Board of Directors.”

“In the post-checkpoint inhibitor setting where treatment alternatives are also critically needed, we have ongoing studies with very two promising candidates. Our novel PD-1 x PD-L1 checkpoint inhibitor CTX-8371 continues to demonstrate strong and durable clinical activity and we look forward to presenting dose-escalation and early expansion cohort data at ASCO. CTX-10726, our differentiated PD-1 x VEGF-A bispecific antibody, is also in a Phase 1 study and we expect to share initial data later this year.”

Pipeline Updates:

Tovecimig (DLL4 and VEGF-A bispecific antibody)

In April 2026, the Company announced data from its Phase 2/3 study of tovecimig, which it plans to include in a BLA submission, to treat patients with biliary tract cancer in the second line setting:

  Overall Response Rate (primary endpoint): 17.1% for tovecimig combination (n=111), including one complete response, compared to 5.3% for paclitaxel alone (n=57)(p=0.031).
  Progression-Free Survival (secondary endpoint): 4.7 months for tovecimig combination compared to 2.6 months for paclitaxel alone (HR=0.44, p<0.0001).
  Overall Survival (secondary endpoint): Analysis was confounded by high crossover from the control arm (n=31) and markedly prolonged survival of these crossover patients after receiving tovecimig. The OS of the patients randomized to the tovecimig combination arm (n=111), which does not include the OS of these crossover patients later treated with tovecimig, was a median of 8.9 months.
  PFS Before / After Crossover (secondary endpoint): Patients treated with tovecimig after crossing from the control arm progressed after a median 3.5 months (PFS2) in the third line setting. These same 31 patients, when initially randomized to paclitaxel alone (PFS1), had progressed more quickly, with a median of 1.9 months in the second line setting (HR=0.36, p=0.0016).
  OS Crossover vs. Non-Crossover (post hoc subset analysis): In an analysis of OS in all patients initially randomized to the paclitaxel control arm (n=57), crossover patients who subsequently received tovecimig demonstrated a statistically significant improvement in median OS of 12.8 months compared to 6.1 months for non-crossover patients who received only paclitaxel (n=26)(HR=0.54, p=0.04).
  Pooled OS of All Patients Treated with Tovecimig (post hoc subset analysis): For all patients treated with tovecimig, including both crossover patients and patients initially randomized to the tovecimig combination arm (n=142), the pooled median OS was 9.8 months. The median OS for patients randomized to the paclitaxel alone who did not crossover (n=26) was 6.1 months.
  Safety: Tovecimig was generally well tolerated and the safety profile was consistent with prior studies, with no new safety signals identified.

The investigator sponsored trial (IST) of tovecimig in combination with the current first-line, standard-of-care regimen of gemcitabine, cisplatin, and durvalumab in patients with BTC (NCT05506943) is ongoing. The Company is evaluating multiple additional studies for tovecimig in other indications, including both ISTs and Company-sponsored studies.

CTX-8371 (PD-1 x PD-L1 bispecific antibody)

  Cohort expansions for CTX-8371 have been initiated in patients with triple-negative breast cancer (TNBC, n=28), non-small cell lung cancer (NSCLC, n=28), and Hodgkin lymphoma (HL, n=12) in the post-checkpoint inhibitor setting. These indications were selected based on the deep and durable responses observed in these indications in the dose escalation portion of the study. Half of the patients with each tumor type will be dosed at 3.0 mg/kg and half will be dosed at 10.0 mg/kg.
  Initial data from these cohort expansions, as well as available data from the Phase 1 dose-escalation portion of the study, will be presented at ASCO 2026. Additional data from the cohort expansions are expected in the fourth quarter of 2026.

CTX-10726 (PD-1 x VEGF-A bispecific antibody)

  The Phase 1 study has been initiated with clinical data expected in the fourth quarter of 2026.
  The Phase 1 multiple ascending dose-escalation study will include four doses (0.3, 1.0, 3.0, and 10.0 mg/kg) in a 3+3 dose-escalation design. The multi-center study will enroll patients with a prioritized set of solid tumor indications, including patients with locally advanced, unresectable or metastatic renal cell carcinoma, gastroesophageal cancer, hepatocellular carcinoma, and endometrial cancer, in whom standard of care therapies have failed.
  CTX-10726 is a tetravalent PD-1 x VEGF-A bispecific antibody discovered and engineered by the Company. CTX-10726 exhibits more potent PD-1 blockade compared with data reported for other drugs in the class and the Company believes it has a unique understanding of aspects of its mechanism of action that will guide development.

CTX-471 (CD137 or 4-1BB agonist antibody)

  Initiation of the Phase 2 trial of CTX-471 in patients with tumors expressing NCAM (CD56) is expected in the second half of 2026.

Financial Results

Net loss for the quarter ended March 31, 2026, was $18.3 million or $0.10 per common share, compared to $16.6 million or $0.12 per common share for the same period in 2025.

Research and Development (R&D) Expenses

R&D expenses were $13.4 million for the quarter ended March 31, 2026, as compared to $13.1 million for the same period in 2025, an increase of $0.3 million or 3%.

General and Administrative (G&A) Expenses

G&A expenses were $6.9 million for the quarter ended March 31, 2026, as compared to $4.9 million for the same period in 2025, an increase of $2.0 million or 41%. The increase was primarily driven by pre-commercialization expenses of $1.0 million and higher stock compensation (excluding stock compensation related to pre-commercialization) of $1.4 million.

Cash Position

As of March 31, 2026, cash and marketable securities were $195 million as compared to $209 million as of December 31, 2025, a decrease of $14 million, with an anticipated cash runway into 2028. During the first quarter of 2026, $18 million of net cash was used in operating activities, and this was partially offset by proceeds from exercise of common stock of $4 million.

About Compass Therapeutics
Compass Therapeutics, Inc. is a clinical-stage oncology-focused biopharmaceutical company developing proprietary antibody-based therapeutics to treat multiple human diseases. The company’s scientific focus is on the relationship between angiogenesis, the immune system, and tumor growth. Compass has built a robust pipeline of novel product candidates designed to target multiple critical biological pathways required for an effective anti-tumor response. These pathways include modulation of the microvasculature via angiogenesis-targeted agents, induction of a potent immune response via activators on effector cells in the tumor microenvironment, and alleviation of immunosuppressive mechanisms used by tumors to evade immune surveillance. The company plans to advance its product candidates through clinical development as both standalone therapies and in combination with proprietary pipeline antibodies based on supportive clinical and nonclinical data. The Company was founded in 2014 and is headquartered in Boston, Massachusetts. For more information, visit the Compass Therapeutics website at https://www.compasstherapeutics.com

Forward-Looking Statements
This press release contains forward-looking statements. Statements in this press release that are not purely historical are forward-looking statements. Such forward-looking statements include, among other things, references to Compass’s financial position to continue advancing its product candidates, expectations about cash runway, business and development plans, and statements regarding Compass’s product candidates, including their development and clinical trial milestones such as the expected trial design, timing of enrollment, patient dosing and data readouts, regulatory plans with respect to Compass’s product candidates and the therapeutic potential thereof. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, Compass’s ability to raise the additional funding it will need to continue to pursue its business and product development plans, the inherent uncertainties associated with developing product candidates and operating as a development stage company, Compass’s ability to identify additional product candidates for development, Compass’s ability to develop, complete clinical trials for, obtain approvals for and commercialize any of its product candidates, competition in the industry in which Compass operates and market conditions. These forward-looking statements are made as of the date of this press release, and Compass assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements, except as required by law. Investors should consult all of the information set forth herein and should also refer to the risk factor disclosure set forth in the reports and other documents Compass files with the U.S. Securities and Exchange Commission (SEC) available at www.sec.gov, including without limitation Compass’s latest Annual Report on Form 10-K, Quarterly Report on Form 10-Q and subsequent filings with the SEC.

Investor Contact
ir@compasstherapeutics.com
Media Contact
Anna Gifford, Chief of Staff
media@compasstherapeutics.com
617-500-8099

Compass Therapeutics, Inc. and Subsidiaries
Consolidated Statement of Operations (unaudited)
(In thousands, except per share data)

	Three Months Ended March 31,
	2026	2025
	(unaudited)
Operating expenses:
Research and development	$13,390	$13,054
General and administrative	6,909	4,912
Loss from operations	(20,299)	(17,966)
Interest income	1,982	1,333
Net loss	$(18,317)	$(16,633)
Net loss per share - basic and diluted	$(0.10)	$(0.12)
Basic and diluted weighted average shares outstanding	186,400	138,236

Compass Therapeutics, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(In thousands, except par value)

	March 31, 2026	December 31, 2025
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$55,168	$30,643
Marketable securities	139,519	178,263
Prepaid expenses and other current assets	1,000	913
Total current assets	195,687	209,819
Property and equipment, net	169	102
Operating lease, right-of-use ("ROU") asset	8,746	9,099
Other assets	568	568
Total assets	$205,170	$219,588
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$906	$1,585
Accrued expenses	8,000	11,383
Operating lease obligations, current portion	1,373	1,000
Total current liabilities	10,279	13,968
Operating lease obligations, long-term portion	8,418	8,829
Total liabilities	18,697	22,797
Total stockholders' equity	186,473	196,791
Total liabilities and stockholders' equity	$205,170	$219,588